ADDENDUM TO SALES AGREEMENT

This Addendum to the Sales Agreement is entered into between PIMCO Investments LLC (“Distributor”), and [   ] (“Intermediary”), as of the [ ] day of [  ], 20__.

WHEREAS, Distributor and Intermediary entered into that certain Sales Agreement dated [     ][, as amended] (the “Sales Agreement”), and the capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Sales Agreement;

WHEREAS, in addition to the open-end investment Companies and their Funds, Shares and Classes covered by the Sales Agreement, Distributor and Intermediary desire that Intermediary participate as a [selected dealer] in the distribution of shares of the closed-end “interval” investment companies operated in accordance with Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), and for which the Distributor serves as principal underwriter as listed on Exhibit A (each, an “Interval Fund” and, collectively, the “Interval Funds”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Distributor and Intermediary hereby agree as follows:

1. Each Interval Fund shall be treated for all purposes as a “Company” under the Sales Agreement, subject to the terms and conditions specified herein and in the Sales Agreement. Upon execution by the parties, this Addendum shall become a part of the Sales Agreement, and the Sales Agreement, as may be further amended, is hereby incorporated by reference into this Addendum. To the extent that there is a conflict between the Sales Agreement and this Addendum, this Addendum shall control for all purposes. This Addendum shall terminate automatically upon termination of the Sales Agreement.

2. It is expected that each Interval Fund will offer its shares in a continuous offering at net asset value, and certain share classes may have an additional front-end sales charge. The parties acknowledge and agree, however, that there is no assurance that an Interval Fund will engage in a continuous offering of its shares and may determine not to do so in its sole discretion. Unless otherwise specified herein or the context otherwise requires, shares of an Interval Fund offered in a continuous offering shall be treated for all purposes as “Shares” as defined in Sales Agreement. The Interval Funds may in the future offer additional classes of shares to be covered by the Sales Agreement, in which case the Distributor, at the request of the Intermediary, may amend this Addendum to cover such additional share classes effective upon written notice to Intermediary.

3. Intermediary agrees that the Shares will be offered to Customers at the applicable public offering price, as set forth in the Prospectus of the applicable Interval Fund, including any applicable sales charge or commission imposed by the Fund. For Shares for which an Interval Fund does not impose a sales charge or commission, Intermediary may impose commissions or other fees (“Intermediary-Imposed Commissions”) that it may charge in its discretion in accordance with applicable law and regulations and applicable guidance issued by the SEC and FINRA, including with respect to disclosure of such commissions or fees. Intermediary acknowledges that Intermediary shall be solely responsible for the amount and collection of all Intermediary-Imposed Commissions, and Intermediary will also be responsible for communicating all necessary information to its Customers regarding Intermediary-Imposed Commissions. The sales charge and/or commissions, if any, applicable to any sale of Shares of an Interval Fund by Intermediary (other than Intermediary-Imposed Commissions) shall be that percentage of the applicable public offering price as set forth in Exhibit A hereto, subject to the terms of the then current Prospectus. With respect to any Class of Shares of the Interval Funds sold by Intermediary, Intermediary will be paid by Distributor a distribution and/or service fee, if any, equal to an annual percentage of the average daily net asset value of such Shares which are held in accounts by such Intermediary on behalf of its Customers, as set forth in Exhibit A hereto, subject to the terms of the then current Prospectus. Distributor shall calculate and pay (or cause the Fund to pay) such compensation payable with respect to the Shares, if any, within 30 days of the end of the applicable quarter. After the end of each quarter, Intermediary shall prepare and deliver an invoice, along with supporting data, including but not limited to sales, assets and any exclusions set forth in this Agreement sufficient to substantiate the amounts invoiced for applicable funds and share classes, to Distributor for the applicable portion of the fees due hereunder computed on the basis set forth above, and Distributor shall pay such invoiced amount, unless disputed in good faith, within 60 days following the receipt of the invoice. If an invoice is not received by Distributor within six (6) months after the end of a quarter, the fees otherwise due and owing pursuant to this Supplement for such quarter shall be deemed forfeited and no longer due and owing. Invoices shall be sent to:

PIMCO Investments LLC

Attn: Intermediary Payments

P.O. Box 7530

Newport Beach, CA 92658

If by email: Intermediary.Invoices@pimco.com

4. The rates of any sales charge or commission (other than Intermediary-Imposed Commissions) or distribution and/or service fee paid with respect to an Interval Fund’s Shares, including outstanding Shares, are subject to change by Distributor and/or the Fund, and sales charges and commissions to selected Intermediaries may be subject to reductions under a variety of circumstances, as may be the case with other Shares as specified under the Sales Agreement. In the event that an Interval Fund determines to impose an early withdrawal charge on Shares repurchased by the Fund within a specified time period after purchase, such early withdrawal charge shall be treated like contingent deferred sales charges (“CDSCs”) under the Sales Agreement. The parties hereto understand, acknowledge and agree that Intermediary-Imposed Commissions are separate and apart from any compensation Intermediary is entitled to receive from an Interval Fund or Distributor under this Addendum, and that neither such Interval Fund nor Distributor have any obligation with respect to any such fees.

5. Special Provisions Relating to Repurchase Offers. Intermediary acknowledges that each Interval Fund will adopt fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase between 5% and 25% of its Shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the then current Prospectus of that Interval Fund. Repurchase of Shares of an Interval Fund will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and then current

Prospectus, less any applicable early withdrawal charge (which, for avoidance of doubt, is separate and distinct from any repurchase or redemption fee that may be charged by the Fund) and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3. Intermediary agrees to transmit to its customers any Repurchase Offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts, or such higher standard required by applicable law and regulatory guidance, to transmit repurchase requests from its customers to the Interval Funds or their transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such notification. Intermediary expressly acknowledges and agrees that Shares of the Interval Funds will not be repurchased by either the respective Interval Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares of any Interval Fund exists currently or is expected to develop, and therefore that the Shares have very limited liquidity and are appropriate only as a long-term investment. Intermediary also expressly acknowledges and agrees that, in the event one or more of its customers cancel their order for Shares of an Interval Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer or other tender offer by an Interval Fund, other than that which is set forth in the Interval Fund’s then current Prospectus or a Repurchase Offer notice issued by the Interval Fund, is expressly prohibited.

6. The parties agree and Intermediary acknowledges that Intermediary shall be solely responsible for communicating all necessary information to its Customers regarding whether shares in the Interval Funds are a suitable investment for such Customer including, without limitation, information regarding the limited liquidity of the investment as referenced in Section 4 above and in the then current Prospectus. Intermediary agrees to recommend Shares of an Interval Fund to a natural person, or the legal representative of such natural person, who: will use the recommendation primarily for personal, family, or household purposes (a “Retail Customer”) only if Intermediary has reasonable grounds for believing that the recommendation is in the best interest of the Retail Customer upon the basis of the Retail Customer’s “retail customer investment profile” as defined in Rule 15l-1(b)(2) (“Regulation Best Interest”) under the Securities Exchange Act of 1934, as amended, the fees and costs associated with investing in shares of the Interval Funds, and other factors necessary for Intermediary to comply with Regulation Best Interest, and that all such recommendations will comply with Intermediary’s obligations under Regulation Best Interest, if any. Intermediary understands that these responsibilities apply to all recommendations regarding prospective investment in shares of the Interval Funds by Intermediary’s Retail Customers, including Shares that may be acquired in an exchange of shares from the Retail Customer’s investment in an open-end investment company (which generally will have substantially greater liquidity than an investment in an Interval Fund). Intermediary shall comply with all applicable law, including with respect to disclosures required by Regulation Best Interest including, but not limited to, any sales charges, fees, commissions or other costs to the Retail Customer applied by Intermediary in addition to any charges or fees, if any, imposed by an Interval Fund or the Distributor pursuant to a then current Interval Fund’s Prospectus. Intermediary will use commercially reasonable efforts to inform purchasing Customers, if applicable, that the Customer should carefully read the applicable Prospectus to determine whether the Customer may be able to purchase Shares at a more favorable fee structure resulting in overall lower cost to the Customer.

7. Except as otherwise provided herein, all terms, conditions, obligations, representations, warranties and covenants applicable to or made by Distributor or Intermediary under the Sales Agreement with respect to a Company or its Shares, or the party’s activities with respect thereto, shall apply with equal force to any Interval Fund and its Shares. For these purposes, although plan(s) pursuant to which the Interval Fund may pay distribution and/or service fees will not be adopted pursuant to Rule 12b-l under the 1940 Act (which rule applies only to open-end funds), the Interval Funds intend to operate any such plans (“Plans”) as if they were governed by Rule 12b-l, pursuant to an exemptive order granted to the Interval Funds.

a.

Distribution and/or service fees will be paid to Intermediary only upon receipt by Distributor of like amounts paid (or reimbursed) from the applicable Interval Fund under the applicable Plan or agreement with the Fund. In the event that any payment of compensation contemplated hereunder is (i) directly or indirectly limited, restricted or prohibited by applicable law, rule or regulation, or (ii) otherwise terminated for reasons beyond the reasonable control of Distributor, the Distributor may reduce or eliminate such fee to the extent payable to Intermediary.

b.

Intermediary shall provide to Distributor and each Interval Fund such information as shall reasonably be requested by any of them with respect to the distribution and/or service fees paid to Intermediary in connection with any applicable Plan, as well as any other information as is reasonably necessary to permit the Board of Trustees of the applicable Interval Fund (such Boards of Trustees of the Interval Funds, collectively, the “Board”) to make an informed determination as to whether to continue the applicable Plan. Intermediary acknowledges that it is reasonable for Distributor and each Interval Fund to request that Intermediary provide written reports from time to time of the amounts of such distribution and/or service fees paid and/or received and the purposes for which such fees were used.

c.

The compensation provisions of this Section 6 and Section 3 related to the Plans shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved by a vote of the Trustees of the Board who are not “interested persons” of each Interval Fund and have no direct or indirect financial interest in the operation of each Plan or in any provisions of this Addendum related to such Plans (“Disinterested Directors”), cast in person at a meeting called for the purpose of voting on such plans or agreements.

d.

The compensation provisions of this Section 6 and Section 3 related to Plans also may be terminated at any time with respect to any Interval Fund without payment of any penalty by vote of a majority of the Disinterested Directors of the applicable Interval Fund, or by vote of a majority of the outstanding voting securities of such Interval Fund on not more than 60 days’ written notice.

e.

In the event any Plan terminates, is not continued or ceases to remain in effect, then the provisions of this Addendum relating to such Plan automatically shall terminate with respect to the Shares covered by such terminated plan, to the extent required by applicable law, rule or regulation or the terms of the Plan.

8. This Addendum, together with the Sales Agreement, shall be binding upon the parties hereto when executed by each party and supersedes any prior agreement or understanding between Distributor and Intermediary with respect to the sale of Shares of any Interval Fund. This Addendum may be executed in multiple counterparts, each of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Investments LLC	[Intermediary]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Address for notice:	Address for notice:
1633 Broadway 45th Floor
New York, NY 10019
Attention: Legal

Exhibit A

I – Classes of Shares with No Fund-Imposed Sales Charges

Fund	Classes	Compensation (Payor)
All Interval Funds that are operating as of the date of this Exhibit A and all Interval Funds that thereafter commence operations, other than any such Interval Funds that cease operations	Institutional Class

Sales Charges and Commissions (Distributor): None. While neither the Funds nor the Distributor will impose an initial sales charge or early withdrawal charge, or pay or cause to be paid a discount or commission on Institutional Class shares, if an investor purchases these shares through certain financial firms, such firms may directly charge investors transaction or other fees in such amount as they may determine.

Distribution and Service Fees (Distributor): None.

Class A-1

Sales Charges and Commissions (Distributor): None. While neither the Funds nor the Distributor will impose an initial sales charge or early withdrawal charge, or pay or cause to be paid a discount or commission on Class A-1 or Class A-3 shares, if an investor purchases these shares through certain financial firms, such firms may directly charge investors transaction or other fees in such amount as they may determine.

Distribution and Service Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus or SAI with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Intermediary, including through disclosure in the SAI. Notwithstanding the foregoing, no fee shall be paid to Intermediary hereunder if Intermediary or any other person is receiving payment for similar services with respect to the same assets.

Class A-3

II – Classes of Shares with Fund- Imposed Sales Charges

Fund	Classes	Compensation (Payor)
All Interval Funds that are operating as of the date of this Exhibit A and all Interval Funds that thereafter commence operations, other than any such Interval Funds that cease operations	Class A-2

Sales Charges and Commissions (Distributor): Sales Charges and Commissions in respect of Class A-2 and Class A-4 shares, if any, shall refer to the initial sales charges, early withdrawal charges, if any, and the discount or commission to dealers as disclosed in the applicable Prospectus or SAI and/or applicable Fund documentation. With respect to purchase transactions in Class A-2 or Class A-4 Shares subject to an initial sales charge/load that are settled “net” of any discount, concession or commission, Distributor shall have no obligation to make any commission payment.

Distribution and Service Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus or SAI with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Intermediary, including through disclosure in the SAI. Notwithstanding the foregoing, no fee shall be paid to Intermediary hereunder if Intermediary or any other person is receiving payment for similar services with respect to the same assets.

Class A-4